Free Writing Prospectus (to the Preliminary	Filed Pursuant to Rule 433
Prospectus Supplement dated September 5, 2012)	Registration Statement Nos. 333-174438
333-174438-04

$300,000,000 of 3.300% Senior Notes due 2022

$300,000,000 of 4.625% Senior Notes due 2042

Final Term Sheet

September 5, 2012

3.300% Senior Notes due 2022

Issuer:	Principal Financial Group, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / BBB+ (Stable) / A- (Stable)
Issue:	3.300% Senior Notes due 2022 fully and unconditionally guaranteed by Principal Financial Services, Inc.
Offering Size:	$300,000,000
Coupon:	3.300% per annum
Trade Date:	September 5, 2012
Settlement Date:	September 10, 2012
Maturity:	September 15, 2022
Treasury Benchmark:	UST 1.625% due August 15, 2022
US Treasury Price:	100-09+
US Treasury Yield:	1.593%
Spread to Treasury:	+175 basis points
Re-offer Yield:	3.343%
Price to Public (Issue Price):	99.636%
Net Proceeds to Issuer (before Expenses):	$296,958,000
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2013
Optional Redemption:	At any time in whole or in part at greater of par and make-whole call at a discount rate of Treasury plus 25 basis points, plus accrued and unpaid interest on the date of redemption
CUSIP/ISIN:	74251VAE2 / US74251VAE20

Joint Book-Running Managers:	Citigroup Global Markets Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC
Senior Co-Managers:	Deutsche Bank Securities Inc., UBS Securities LLC and US Bancorp Investments Inc.
Co-Managers:	Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., RBC Capital Markets, LLC and Samuel A. Ramirez & Company, Inc.

4.625% Senior Notes due 2042

Issuer:	Principal Financial Group, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / BBB+ (Stable) / A- (Stable)
Issue:	4.625% Senior Notes due 2042 fully and unconditionally guaranteed by Principal Financial Services, Inc.
Offering Size:	$300,000,000
Coupon:	4.625% per annum
Trade Date:	September 5, 2012
Settlement Date:	September 10, 2012
Maturity:	September 15, 2042
Treasury Benchmark:	UST 3.00% due May 15, 2042
US Treasury Price:	106-12+
US Treasury Yield:	2.686%
Spread to Treasury:	+195 basis points
Re-offer Yield:	4.636%
Price to Public (Issue Price):	99.822%
Net Proceeds to Issuer (before Expenses):	$296,841,000
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2013
Optional Redemption:	At any time in whole or in part at greater of par and make-whole call at a discount rate of Treasury plus 30 basis points, plus accrued and unpaid interest on the date of redemption
CUSIP/ISIN:	74251VAF9 / US74251VAF94
Joint Book-Running Managers:	Citigroup Global Markets Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC
Senior Co-Managers:	Deutsche Bank Securities Inc., UBS Securities LLC and US Bancorp Investments Inc.
Co-Managers:	Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., RBC Capital Markets, LLC and Samuel A. Ramirez & Company, Inc.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Barclays Capital Inc. toll-free at 1-888-603-5847 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

*A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

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